FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

C O R P O R A T E   P A R T I C I P A N T S

Matthew Stroud
Darden Restaurants - VP, IR

Clarence Otis
Darden Restaurants - Chairman, CEO

Phil Hickey
RARE Hospitality - Chairman, CEO

Brad Richmond
Darden Restaurants - SVP, CFO

Drew Madsen
Darden Restaurants - President, COO

Doug Benn
RARE Hospitality - EVP, Finance and CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

John Glass CIBC - Analyst

Matt DiFrisco Thomas Weisel Partners - Analyst Jason Whitmer Cleveland Research - Analyst Mike Smith Oppenheimer - Analyst Chris O'Cull SunTrust - Analyst

Scott Frost
HSBC - Analyst

Michael Binetti
UBS - Analyst

Bryan Elliott
Raymond James - Analyst

Jeff Hans
Citigroup - Analyst

Tom Townsend
Thompson & Siegel - Analyst

Rachel Rothman
Merrill Lynch - Analyst

Robert Derrington
Morgan Keegan - Analyst

Louis Sarkes
Chesapeake Partners - Analyst

Joe Buckley
Bear Stearns - Analyst

Steve Kron
Goldman Sachs - Analyst

Sean Ivan
JPMorgan - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

P R E S E N T A T I O N

Operator

Welcome to the Darden Restaurants/RARE Hospitality combination conference call. At this time all participants are in a listen-only mode. Later there will be an opportunity for your questions and comments, instructions will be given at that time. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to our host, Vice President of Investor Relations, Mr. Matthew Stroud. Please go ahead.

Matthew Stroud - Darden Restaurants - VP, IR

Thank you. Good morning, everyone. With me today are Clarence Otis, Darden's Chairman and CEO; Drew Madsen, Darden's President and COO; Brad Richmond, Darden's CFO; Phil Hickey, RARE's Chairman and CEO; Gene Lee, RARE's President and COO; and Doug Benn, RARE's CFO. We welcome those of you joining us by telephone or the Internet.

Yesterday we announced that Darden Restaurants would initiate a tender offer to purchase RARE Hospitality for $38.15 a share, a 39% premium over the average closing stock price for the past 30 days. This announcement was available on PR Newswire, First Call and other wire services. This morning we'd like to discuss with you the merits of this combination. We have a slideshow presentation that you should be able to access through the webcast link at Darden.com, RAREHospitality.com or VideoNewswire.com. After the presentation from Clarence, Phil and Brad we will take your questions.

During the course of this presentation Darden Restaurant's officers and employees may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended concerning the Company's expectations, goals or objectives. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters or similar matters. By their nature forward-looking statements involved risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden Restaurant's and RARE Hospitality's Form 10-K, Form 10-Q and Form 8-K reports including all amendments to those reports.

These risks and uncertainties include successful completion of the proposed acquisition on a timely basis; the impact of regulatory review on the proposed acquisition; the ability to achieve synergies following completion of the proposed acquisition; the impact of intense competition; changing economic or business conditions; the price and availability of food, ingredients and utilities; labor and insurance costs; increased advertising and marketing costs; higher than anticipated costs to open or close restaurants; litigation; unfavorable publicity; a lack of suitable locations; government regulations; a failure to achieve growth objectives; weather conditions; risks associated with our plans to continue to improve financial performance at Bahama Breeze to support new restaurant growth; the closure and disposition of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants; and other factors and uncertainties discussed in the Company's SEC filings.

Because of these numerous variables you are cautioned against placing undue reliance on any forward-looking statement made by or on behalf of the Company. Please note that this conference call is neither an offer to purchase nor a solicitation to sell securities. The tender offer for RARE common stock described in yesterday's press release has not commenced. When the tender offer does commence investors should review Darden's tender offer statement and RARE's recommendation statement that will be filed with the SEC as they will contain important information regarding the details of the tender offer and RARE's Board's views regarding the acquisition. Now I'd like to turn it over to Clarence.

Clarence Otis - Darden Restaurants - Chairman, CEO

Thank you, Matthew. We are delighted to share the details of what is a very exciting combination. It's a combination that brings together two of the most successful organizations in the restaurant industry, organizations that are aligned, really when it comes to both our cultures and our philosophies, about how to run the business. As we look at this combination it's got stronger growth outlook, stronger value creation prospects than either company has by itself.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

At Darden we really see this as elevating our profitable sales growth rate. Those of you who know us know that that's been a business imperative of ours for some time and it also buttresses the RARE concept's ability to achieve national penetration and that's been a strategic priority of theirs for a very long time.

As we look at this, it's also supported by some significant cost synergies and complementary capabilities and we're going to get into those in a moment. Let me begin though by reviewing some of the important transaction highlights.

As Matthew mentioned, the offer price per share is $38.15 -- that represents a premium to the 30-day average closed share price of RARE of about 39%. Total purchase price is $1.4 billion and that will be 100% cash. The structure, again as Matthew mentioned, is a cash tender offer recommended to shareholders by RARE Hospitality's Board and the most significant condition is that a majority of the shares will be tendered.

We are also looking at regulatory approval as a condition. From a timing perspective we expect to close in October of this year. And as we look at it and the financial impact to Darden, we believe it will be accretive to earnings after-tax for our fiscal year 2008 and that's the fiscal year that ends at the end of May. We think from an EPS perspective it will be breakeven in fiscal 2008 and accretive after that. And our advisors, the advisors to Darden have been Lehman Brothers and Bank of America.

To put this transaction in context and make sure you understand that it continues the direction that we've been headed in, what I'd like to do is just step back, give you a sense of how we come to this point. And it's context that really is quite familiar to those of you who've followed us closely. As we look back it's clear that Darden's has a very strong track record and that strength is reflected both near-term and long-term.

From a near-term perspective we've had competitively superior same restaurant sales and earnings growth over the last several years and that's really been driven by the strength of our brands, it's been driven by very good cost management and we've had that happen in an industry where the environment has been challenging. Longer-term we've had competitively superior earnings growth and total shareholder return over the past decade and you see that on slide 6.

From an earnings growth perspective 21% annualized earnings growth over the decade ended at the end of calendar 2006, that's well ahead of the S&P 500 median and it also is better than some of our best direct competitors. Total shareholder return over that same decade has been nearly 22%, that's well within the top quartile of the S&P 500. And again, it's also above some very strong direct competitors.

And these results, we talked about it before, reflect a solid operating platform and that platform has two parts -- a strong culture and a proven approach to managing in this business and slide 7 outlines some of the elements of our strong culture. It includes really a compelling core purpose that motivates everybody in our organization. We talk about nourishing and delighting everyone we serve and that's about making a positive difference in the lives of others. It includes some strong values; those values speak to how we treat one another and how those that we encounter should expect to be treated.

And then finally, we share what we think is a pretty inspiring goal and that's to be the best in casual dining now and for generations. We pair that, as I said, with a proven approach to the business. That approach has four elements -- superior leadership, and when we talk about that we really talk about leadership that gets results, but with a balanced emphasis on achieving results and getting those results the right way, demonstrating great leadership behaviors. Brand management excellence is something we value and we talk about really excellence that allows us to create and evolve well-defined, relevant, differentiated guest experiences, restaurant operations support excellence so that we can deliver on those brand promises. And then finally, restaurant support excellence that facilitates both brand management and restaurant operations excellence.

Now with all that we've accomplished there's been one area where we know we've fallen short of what we've looked for and that really has to do with total sales growth. Total sales growth at Darden has lagged casual dining chains as a group and that's primarily, as you look at the chart on page 9 -- or slide 9, that's mainly been because of shortfalls in new restaurant growth. We've been competitively superior, as I mentioned, on the same restaurant sales growth side but lagged on the new restaurant growth side and a big part of that is because we've had less than desired success with what are inherently higher risk venture stage new concepts.

Sales growth is important and it's important for a number of reasons and because of that it's been a key organizational focus for us at Darden. A strong sustained sales growth is important because it's the key to margin and earnings growth. We're in a business where one of the key benefits really is everyday price accessibility and so we have to protect that for consumers. We've got fixed and semifixed costs that inflate in order to protect everyday price accessibility. We do not price to that inflation to maintain and grow margins; we really grow sales to leverage those fixed and semifixed costs that we've got. Same restaurant sales growth leverages those fixed and semifixed restaurant operating costs primarily and then new restaurant growth is important in order to leverage those fixed and semifixed restaurant support costs.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

We're working to position our existing concepts over the last several years for elevated total sales growth and we've made good progress there. And we've also made good progress enhancing what we think is an already quite strong operating platform. As a result of that we think we're in a good position to continue to have sustainable total sales growth at our existing concepts, but we also think that work allows us to successfully add proven concepts with meaningful new restaurant growth potential. And so one of the other things that we've been focused on is finding the right partner with proven growth concepts and RARE is the right partner.

When you look at the combination of Darden and RARE what we see is talented leadership teams who think about the business similarly, we think very much alike when we think about what it takes to effectively manage restaurants and what it takes to effectively manage operating companies. And we also see a combination where there is a strong cultural fit, both at the executive leadership levels, but most importantly at the operations level.

This partnership really results in a powerful combination of concepts that lead some of the biggest segments in casual dining -- steak, Italian, seafood -- and with Capital Grille and Seasons 52 it also positions us very well in that place where casual dining and fine dining start to converge. And then as important as all of that, the combined company offers our employees even more compelling individual growth opportunities.

And so when we look at this what we see is a company that will be stronger and more profitable, it will have higher sales, higher earnings per share, higher earnings after-tax and cash flow growth rates than a stand-alone Darden. And with that let me introduce Phil Hickey to talk a little bit more about RARE and the RARE concepts. Phil?

Phil Hickey - RARE Hospitality - Chairman, CEO

Thank you, Clarence. For those of you that don't know RARE, RARE is a leading casual dining steakhouse chain. In the last 12 months --trailing 12 months we've generated about $1 billion in revenue and EBITDA of about $120 million. We were founded 26 years ago and LongHorn operates in the full-service moderately priced casual dining steakhouse segment. A very broad menu that is available for lunch and dinner and runs a series of successful quarterly promotions. The Capital Grille concept has been in existence since 1990 and operates at the very high end of the steakhouse segment. It's won a number of awards and it frequently ranks among the very top restaurants in the cities it operates in.

If you look at the slide on the footprint you'll see that the LongHorn brand operates 287 restaurants in 26 states and has a very strong growth potential, especially when laid out against the Olive Garden and Red Lobster footprint. The LongHorn concept is currently growing at 30 plus per year. The Capital Grille concept has 28 restaurants in 19 states and is growing at a rate of approximately 5 per year right now.

In the last four years, '03 to '06, RARE has opened approximately 90 restaurants and will open approximately 38 to 40 this year. Over the last four years sales have grown at a compound annual growth rate of about 18%. That has resulted in about a 14.7% annualized total shareholder return for the decade and the last -- the decade ending December 31, 2006 which, again, is in the top quartile of the S&P 500. Back over to you, Clarence.

Clarence Otis - Darden Restaurants - Chairman, CEO

Thanks, Phil. Clearly we are excited about this partnership. And when we look at it what we see really is complementary expertise and some very significant cost synergies. As we look at it we think Darden can help further strengthen the consumer proposition of both LongHorn and Capital Grille. Our supply chain, our technology infrastructure, our other scaled advantages are things that we think can mitigate cost pressure at those concepts and therefore check growth and in that way better ensure that they continue to build traffic. We also have expertise in research, branding, national advertising that we think can help drive unit volumes, both traffic and sales at LongHorn, so that existing restaurants have higher sales and new restaurants open at higher levels.

Going the other way, RARE has a lot of expertise that can help us fully realize the potential of the Darden concepts. They've got a proven up market expertise; we think that will more confidently allow us to build Seasons 52 as a premium brand, it will help us drive sustained success at Bahama Breeze. And ultimately, looking much further down the road, positions us to add additional up market concepts over time. When we look at RARE we also see that there's a differentiated labor development model.

When we look at LongHorn, really servicing guest at a high-level very well with lower labor cost per guest. We want to understand that and see what the opportunities are to apply some of that learning to Red Lobster and Olive Garden. And similarly, really develop with much smaller restaurant. We want to understand that and see if there's some learning there as well. And ultimately all of that drives both we think strong top line and bottom line synergy and we'll dimensionalize some of the cost synergies in a moment.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

What it all means is that when you look at us on a combined basis, we'll have an organization where Olive Garden and Red Lobster, trusted brands with broad appeal, they've got solid same restaurant sales track records, we think the prospects going forward on that basis is solid as well, accelerating new restaurant growth at Olive Garden. And then on the new restaurant side Red Lobster is poised with the improvements it's making to resume new restaurant growth within the next 12 to 18 months. It's an organization that will have LongHorn and Capital Grille as proven brands that have significant new restaurant expansion potential.

In addition to that both of them also have solid same restaurant sales track records and prospects. And then it's an organization that will be positioned to fully realize the potential Bahama Breeze and Seasons 52. Bahama Breeze is improving; with that improvement we're starting to build the pipeline to restart new restaurant growth there next year. And at Seasons 52, continues to have very solid early results, but we are expanding at a pace that really reflects the need to more fully understand its consumer proposition and business model. As we do that that pace of expansion will accelerate.

I think ultimately it means that we're better positioned to sustain strong sales growth and achieve our long-term objectives. Before this transaction our biggest vulnerability is that once you get past the next two years a modest shortfall in one of our concepts growth plans would make it difficult for us to achieve 5 to 6% total sales growth that we think is pretty solid for the next two years, but it would make it difficult to achieve that after that. And so after two years there was more risk than we'd like to achieving our planned margin expansion, our planned cash flow and the 10 to 12% EPS growth that we think we were capable of pretransaction over the next two years.

With this transaction much more durable. We're now better able to sustain 7% to 9% total sales growth even if a specific concept experiences some shortfalls to its growth plan and, as a result of that, we're better able to generate sufficient cash flow to continue to support meaningful share repurchase, a steadily increasing dividend and to achieve the long-term EPS growth of 10 to 15% that we target. And so I think what all that says is that this transaction leaves us more strongly positioned to continue into the future the top quartile S&P 500 total shareholder returns that both companies have delivered over the past decade.

The best way to sum it all up is that the partnership of Darden and RARE offers the benefits of a more balanced portfolio and increased scale. Now looking more specifically at some of the key measures, on slide 19 on a stand-alone basis Darden we've talked about, sustained same restaurant sales growth of 2% to 4%. That will obviously vary from year-to-year depending on the macro economic environment. Post acquisition we see that as the range that we would continue to target.

From a new restaurant sales growth perspective, pre combination we talked about 50 to 60 restaurants a year as Red Lobster began to restart unit growth and as we restarted unit growth at Bahama Breeze on a percentage basis that would be about 3%. Post transaction we're looking at new restaurant sales growth from a unit perspective of 90 to 100 units and that translates into about 5%.

And so total sales growth goes from 5 to 7% to 7 to 9%, that will drive margin improvement of 15 to 25 basis points and we go from net diluted earnings per share growth target next two years pre combination of 10 to 12% where we think on a sustained basis we can be 10 to 15%. With that let me turn it over to Brad to talk in more detail about the transaction. Brad?

Brad Richmond - Darden Restaurants - SVP, CFO

Thank you, Clarence. We believe the $1.4 billion purchase price represents a fair value for both Darden and RARE Hospitality shareholders when measured on the typical valuation metrics of enterprise value to sales at 1.35 times and enterprise value to EBITDA at 11.6 times based on the June 30th trailing 12-month sales of $1 billion and EBITDA of $120 million. We anticipate generating annual cost synergies approximating $40 million by the end of the second full year driven primarily from supply chain and purchasing efficiencies and corporate and other restaurant support efficiencies.

Increased advertising and brand management effectiveness will support strong unit volumes at LongHorn and drive additional value creation. We estimate the IRR, or internal rate of return, on this investment from future cash flows at these additional businesses including synergies to be meaningfully above our cost of capital.

Additionally, we anticipate the combination will be accretive to earnings after-tax in our current fiscal year approaching $10 million. The impact to earnings per share is expected to be neutral as our share repurchase program is reduced to $125 million to $175 million in fiscal 2008 and the remaining free cash flow is directed to debt reduction and servicing. Both of these measures exclude onetime transaction and integration costs and purchase price accounting adjustments.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

We have obtained committed interim financing from Bank of America providing attractive terms and adequate flexibility that permits us to complete the permanent financing on our own timetable, a necessity in these more volatile capital markets. Pro forma adjusted debt to EBITDAR is expected to increase to 2.8 times and adjusted debt to adjusted total capital is expected to increase to 68%.

We expect to return to our targeted range of 55 to 65% adjusted debt to adjusted total capital by our fiscal year end and for adjusted debt to EBITDA to decrease to 2.5 times. We believe this strategy continues to support an investment grade profile that provides ready access to capital, attractive cost of capital and healthy insulation from cyclical trends. Clarence?

Clarence Otis - Darden Restaurants - Chairman, CEO

Brad, thanks. This is a transaction that we're extremely excited about, and we're excited about it because it leaves us just much more confident about our long-term growth prospects and it results in an organization that's much more talented and has more opportunity for the folks working in the organization. It's a restaurant company that will have $6.6 billion in sales, a strong diversified portfolio of trusted brands, able to leverage our scale across those brands and, again, strong management teams working together with excellent sales and earnings growth prospects and so putting us even more firmly on the path we believe to achieving our ultimate goal which is to the best a casual dining now and for generations. With that we'd be happy to take questions.

Q U E S T I O N   A N D   A N S W E R

Operator

(OPERATOR INSTRUCTIONS). John Glass, CIBC.

John Glass - CIBC - Analyst

A couple questions. One, on the transaction itself, was this an exclusive negotiation with RARE? Was this an auction process that you were holding with other bidders as well?

Phil Hickey - RARE Hospitality - Chairman, CEO

John, it's Phil. No, this was an unsolicited offer from Darden and the Board went through the process of analyzing it and felt that it was a very compelling value for a number of reasons.

John Glass - CIBC - Analyst

And then the two companies report restaurant level margins slightly differently in terms of the way they allocate things like advertising. Can you talk about what is the difference if you strip all those away in the profitability of RARE's concepts versus the Darden concepts I guess just in aggregate?

Brad Richmond - Darden Restaurants - SVP, CFO

John, Brad here. We viewed it as really comparable to each other. LongHorn, we see it as slightly below our margin metrics, but we see the synergies that we've talked about will help significantly. And when we look at Capital Grille we see them well above our company's average.

John Glass - CIBC - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Okay. And then finally, Darden has been a leader in categories like seafood and Italian and you won't be a leader in the steak category and that's probably one of the more -- historically one of the more competitive categories. So can you talk about maybe how you feel about that? Is your view over time that you become the leader in the category you're comfortable being a second or third size player in the category? And talk a little bit about how you feel about the category today just given the change in the ownership?

Clarence Otis - Darden Restaurants - Chairman, CEO

Just a couple thoughts. First of all the steak category is significantly larger than Italian and seafood. We measure the steak category at about $13 billion, that compares to seafood at about $5 billion and Italian at about $7.5 billion. So it is a huge category, reflects the fact that Americans eat a lot of steak. And we would expect to compete to be number one in that category.

We're not there yet, we don't have a brand that's national, we think that's the opportunity. We think that we've got skills, are growing to national scale and then operating well at national scale. We know that it is competitive, but Italian is competitive. And we weren't always number one in Italian. So we feel like we can compete and we think that we can help build this business.

John Glass - CIBC - Analyst

Thank you.

Operator

Matt DiFrisco, Thomas Weisel Partners.

Matt DiFrisco - Thomas Weisel Partners - Analyst

Clarence, what are you -- looking at the brands of RARE and the growth rate that they've grown and they've always been historically ground up and didn't do too many land acquisitions, do you see any change of philosophy there? I know with Smokey Bones you bought the Grady's brand and sort of grew kind of chunky. Do you think perhaps expanding the LongHorn footprint faster through some land acquisitions and then also, do you have any change of philosophy towards the growth rate of Cap Grille which seems to be on the verge of maybe four or five stores a year now on a pace that RARE has prudently set for it?

Clarence Otis - Darden Restaurants - Chairman, CEO

Matt, in terms of Smokey Bones, we did initially start our expansion with a heavy concentration of conversion of existing restaurants. We soon quickly moved to really ground up sort of development because we just weren't getting the same volume levels. And so we would be a little bit careful with conversions as we go forward. I think when we look at the growth rates of LongHorn and Capital Grille we're comfortable with the growth rates that they can today.

Our view is that we need to listen to the folks that know those businesses. They will be running those businesses in the future. I think at LongHorn 30 to 35 restaurants is the pace they're on now. We're comfortable with that. If Dave George and his team thinks that that should be different we're prepared to be different. And the same thing with John Martin and his team at Capital Grille, we're pretty comfortable with the pace they're on, but if they think that that needs to be different either up or down we're okay with that as well.

Nearer in we do have the Smokey Bones properties that we've already closed and we've sold some of those but we've still got a number of them and we'll be looking to see which of those if any are appropriate for LongHorn. And so to the extent that we've got the talent pipeline that may mean a little bit of a bump near-term.

Matt DiFrisco - Thomas Weisel Partners - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

And then also I guess as a follow-up -- does this change at all the growth rates say maybe a year or two down road for Olive Garden which I think you last indicated that '08 is going to be a step up in number of openings versus what you've done in '07 fiscal. And going forward does this take some pressure off of that brand having to be somewhat of the square foot growth supporter?

Clarence Otis - Darden Restaurants - Chairman, CEO

The way we looked at it, we sort of tried to be true to what made sense for Olive Garden as opposed to putting any particular target out there for them. And I think Dave Pickens and his team feel 40 restaurants a year is the right pace, that they're getting good properties, they're getting good returns on those new restaurants. They are satisfying consumers that are waiting in long lines in some of the markets that they're in. So I don't see changing the pace at Olive Garden. I think that that was a ground up sort of number that Dave and his team came up with and we still feel comfortable with it.

Matt DiFrisco - Thomas Weisel Partners - Analyst

Thank you.

Operator

Jason Whitmer, Cleveland Research.

Jason Whitmer - Cleveland Research - Analyst

Good morning. Does anybody have an outlook for the steakhouse segment relative to capacity growth considering a handful of these competitors have now gone private?

Clarence Otis - Darden Restaurants - Chairman, CEO

You're asking what's our outlook for capacity growth in steak?

Jason Whitmer - Cleveland Research - Analyst

Yes, is there a chance that the segment overall slows in capacity growth or do you see some net closures out there?

Clarence Otis - Darden Restaurants - Chairman, CEO

I would ask Jean and Phil, who are the experts on the steak category to answer that.

Phil Hickey - RARE Hospitality - Chairman, CEO

We think that the steakhouse category has a lot of opportunity and we look at the brand relevance as a key issue -- especially in these kinds of turbulent economic times. But we think that there's room for many hundreds of LongHorns and a good 10-year sustainable growth rate of Capital Grille as long as we keep the brands value driven and relevant and fresh to the consumer.

Drew Madsen - Darden Restaurants - President, COO

I'm sorry, what was the potential unit goal that you've had on deck? And maybe also separately you, I think Clarence, mentioned something to the effect of cost pressures. Potentially down the road is there anything on the horizon that you're eyeing intently?

Clarence Otis - Darden Restaurants - Chairman, CEO

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Would you repeat the question?

Jason Whitmer - Cleveland Research - Analyst

Sure. The unit potential is just the sidebar fault to that, but more specifically to the cost pressure outlook I'm guessing food cost is something that is on the horizon. Can you address that specifically?

Clarence Otis - Darden Restaurants - Chairman, CEO

Sure. The beef market, if you look at over the 40-year cycle in the beef market you'll see ebbs and flows and obviously it's a very strong market right now driven is some cases by some hedge fund activity in the market and some speculative moves. But we think long-term that there will be a normalizing of the market and when that happens there's going to be a great opportunity to expand on margin.

Brad Richmond - Darden Restaurants - SVP, CFO

We also think that with what Darden brings to the table in terms of our supply chain, that will help the concepts really ride the adverse parts of those cycles. That we think a lot of the synergies we're talking about are in the other things that they purchase and in distribution.

Jason Whitmer - Cleveland Research - Analyst

Thank you.

Operator

Mike Smith, Oppenheimer.

Mike Smith - Oppenheimer - Analyst

I guess my questions kind of center around the accretive/non-accretive question. I wonder if you could be more specific as to where you see the
$40 million in savings that you could get and also could you tell me what the cost of money you're assuming in your calculation for the $1.4 billion?

Clarence Otis - Darden Restaurants - Chairman, CEO

Mike, I think in terms of the synergies, again, we think on the food cost side, on the commodities side, the non-beef commodities, there's significant synergy. We're not prepared yet to dimensionalize exactly how much of that there is because it's early stages, but we think we've been relatively conservative. On distribution we think there's some opportunity. And then we have a restaurant support infrastructure that we think can efficiently -- cost efficiently support these incremental restaurants.

Mike Smith - Oppenheimer - Analyst

And the cost of money?

Brad Richmond - Darden Restaurants - SVP, CFO

Mike, we would be looking at say the cost of capital in this is something a little less than 10%.

Clarence Otis - Darden Restaurants - Chairman, CEO

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

You're talking about financing cost, Mike, actual borrowing cost?

Mike Smith - Oppenheimer - Analyst

Yes.

Clarence Otis - Darden Restaurants - Chairman, CEO

We are a BBB credit, BBB+ or BBB, and so we would expect it to reflect that credit profile. But we would be terming out five- to 10-year kind of [laddered] maturities.

Mike Smith - Oppenheimer - Analyst

Thanks.

Operator

Chris O'Cull, SunTrust.

Chris O'Cull - SunTrust - Analyst

Good morning. My question is for Phil and is in regards to industry consolidation. And Phil, I guess do you think we'll see further consolidation of mid size restaurant companies like RARE? We've seen returns under some pressure and it seems difficult for a lot of these middle size companies to gain national presence?

Phil Hickey - RARE Hospitality - Chairman, CEO

I don't know that we'll see more consolidation but we will see -- my anticipation or our anticipation is that we'll see more movement. What I mean by that is moving growth rates, perhaps you'll see some deceleration in growth rates, you'll see some financial restructuring. I think that the midsize companies have challenges. And as Clarence has been quoted, that there's great protection and strength in scale. So we think that now is a great time to be part of something bigger. But the consolidation at this level I can't address that -- I can't predict that.

Chris O'Cull - SunTrust - Analyst

Okay, great. Thanks, guys.

Operator

Scott Frost, HSBC.

Scott Frost - HSBC - Analyst

Just another question on your debt profile. You were mentioning that you think the profile supports investment grade ratings. I was curious as to whether you had conversations with rating agencies prior to the acquisition and you also mentioned that you -- I wanted to make sure, do you expect your ratings to stay where they are or do you expect modest weakening in the ratings?

Brad Richmond - Darden Restaurants - SVP, CFO

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

This is Brad. We're in discussion with the rating agencies at this point in time, so it wouldn't be appropriate to speak for them. But when we look at our balance sheet, our cash flows we believe that this still supports an investment-grade credit profile.

Scott Frost - HSBC - Analyst

Did you have this conversation prior to announcing the acquisition?

Brad Richmond - Darden Restaurants - SVP, CFO

I would tell you that we have had conversations with the agencies and we do feel that we've got an investment-grade credit profile. Will there be some modest weakening in the rating sets? It's hard for us to say; that's a possibility.

Scott Frost - HSBC - Analyst

Okay, thanks.

Operator

Michael Binetti, UBS.

Michael Binetti - UBS - Analyst

I'm calling from the line of David Palmer at UBS this morning. I guess the short question is -- in any way is this deal to you making a bet on the consumer? And just from a timing standpoint I suppose I would expand on that by suggesting that NPD/CREST Data suggests the traffic growth in casual dining is nearly at 0 right now. And with that in mind how do you guys weight this purchase today versus maybe levering up and buying back your own stock more aggressively or essentially investing in your own company? Thank you.

Clarence Otis - Darden Restaurants - Chairman, CEO

I would say -- I mean the short answer to that is that by being in this business we're betting on the consumer. We're betting on the consumer being there, dining out and the growth rates in that dining out are always going to vary. But we look at this as a long-term play. We've been in this business for 40 years next year and RARE is working on 26. And we've been through recessions where the consumer has been in worse shape than this. We've been through boons where the wind has been at our back. And what we try to do is build this business so that it can thrive in both those environments. And that requires investing in the business.

And to the extent that we are simply financially restructuring as opposed to investing in the business, we're not going to be there for that consumer that we think is going to be there long-term. This is a business that -- where over half the dollars spent on food are in restaurants and we don't see any structural changes that suggest that there's some fundamental shift in that calculus. So that's how we think about it and so this is a great investment in this business. Sometimes it takes exogenous factors to put pressure on valuation and make an opportunity available.

Michael Binetti - UBS - Analyst

Thank you.

Operator

Bryan Elliott, Raymond James.

Bryan Elliott - Raymond James - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Good morning. Actually, Brad, just wanted to sort of confirm or clarify some of the comments you went through fairly quickly. Could you --basically when you went through your targets for fiscal year end on adjusted debt to EBITDAR, etc., A, those were for the current fiscal year, May '08 I assume; and B, do they essentially or did you state -- I may have missed it -- that essentially free cash flow, until we get to those targets, are going to debt paydown?

Brad Richmond - Darden Restaurants - SVP, CFO

The ratios that I gave were as of the end of our fiscal year which will be May of 2008. And regarding share repurchase, we will still continue to be repurchasing shares, although at a lesser rate. Our run rate has been approaching $400 million, that will be reduced to the range of $125 million to $175 million with the other cash flow being redirected to debt reduction and servicing. What I would say though is in September when we come out with our first-quarter results we'll fine-tune these projections for the end of the fiscal year.

Bryan Elliott - Raymond James - Analyst

Very good, thank you.

Operator

Glen Petraglia, Citigroup.

Jeff Hans - Citigroup - Analyst

It's actually Jeff [Hans] calling in for Glen Petraglia. What sort of real estate ownership does RARE have and does this result in any change to Darden's thoughts as to your own real estate strategy?

Phil Hickey - RARE Hospitality - Chairman, CEO

Right now RARE owns about 20% of its real estate and as far as the go forward?

Clarence Otis - Darden Restaurants - Chairman, CEO

I would say we've been changing because of the market. And so traditionally we had significant ownership of real estate increasingly as we expand and we see this with the growth at Olive Garden. The best real estate is not necessarily for sale. And ultimately our goal is to get the best real estate and so if it's not for sale we'll lease it. And so leasing has been increasing as a percentage of our portfolio ownership has been declining as we've grown new units, that will continue.

But it really is a question of getting the best property, if it's for sale. We think that we can more cost-effectively acquire that by buying it because our funded debt costs are lower than our lease debt costs. But again, I think market realities are we'll increasingly be a lessor -- a lessee rather.

Jeff Hans - Citigroup - Analyst

Okay. And within the steakhouse segment, how would you say LongHorn is sufficiently unique or differentiated from your competitors?

Phil Hickey - RARE Hospitality - Chairman, CEO

Well, right now we're number two in the segment and we're -- Outback being number one in unit count. We are lunch and dinner oriented. We've taken our check average over time, inched it up from in 14 range to about the 17 range. So we're trying to be -- our newest prototype is a little more upscale, we've moved up market, we think we have a compelling value for -- and all things considered -- meaning decor, service, the quality of food, etc. So we've differentiated well, we've held up very strong relative to a lot of the competitors.

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Jeff Hans - Citigroup - Analyst

Great. Thanks so much.

Operator

Tom Townsend, Thompson & Siegel.

Tom Townsend - Thompson & Siegel - Analyst

Thanks very much. The guys at Darden have always been really good about breaking down same-store sales between traffic and price and I wonder if you guys from RARE can just say for the last year or the last couple of quarters give us a breakdown of the comps at the two concepts in that way?

Doug Benn - RARE Hospitality - EVP, Finance and CFO

Yes, this is Doug Benn. Over the last four quarters we have had LongHorn same-store -- so let's take the last two quarters -- LongHorn same-
store sales in the most recently reported quarter were up 1.1% and that was -- components of that were positive check averages and negative guest counts of about 2%. And going back over the last year the guest counts at LongHorn have been slightly negative, flat to slightly negative. Capital
Grille has had positive guest counts in almost every quarter that's been reported; occasionally there will be one that's flat, but generally extremely positive guest counts. If you go back further than a year on LongHorn, we've had positive guest counts for quite a long while.

Phil Hickey - RARE Hospitality - Chairman, CEO

What I would say is that what Doug talked about in terms of traffic at both concepts has been well above the [NapTrack] benchmark. And if you excluded Darden even more so.

Tom Townsend - Thompson & Siegel - Analyst

Right, that's good. And just a follow-up question. Can you talk about whether you contemplate any change in the way RARE buys beef? I don't know the Company well, but I understand you buy a lot on the spot market which is somewhat different from the way Darden buys. Any thoughts there about reducing the volatility of food costs in that area?

Phil Hickey - RARE Hospitality - Chairman, CEO

I don't think at this point we would change our strategy short-term on how we purchase beef. We will continue to analyze that over time as we integrate into Darden's purchasing -- use their purchasing power. But right now we believe -- and what we've talked about with the Darden folks is the way we purchase meat on a yearly basis is the correct way to do that going forward.

Clarence Otis - Darden Restaurants - Chairman, CEO

I just would say it's early to tell but certainly given the consolidation on the protein side we're a larger more important partner collectively. Same people that sell beef sell in many cases some of the other protein products that we purchase.

Tom Townsend - Thompson & Siegel - Analyst

Okay, thank you very much.

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Operator

Rachel Rothman, Merrill Lynch.

Rachel Rothman - Merrill Lynch - Analyst

Good morning, thanks. Just a quick follow-up. When you talk about neutral earnings for fiscal 2008 can you just detail a little bit what interest rate assumption you're using?

Brad Richmond - Darden Restaurants - SVP, CFO

We would be using an interest rate in the range of say 7%. What I would say when we talk about its impact on our earnings, EAT, we clearly look at that as being accretive to us, as I mentioned, up to $10 million or so. But with the reduction in share repurchase EPS is in the neutral range at this point in time. And again, I'd go back -- wait until September, we'll refine those even more as we gain more information, but that's our current thinking.

Rachel Rothman - Merrill Lynch - Analyst

Perfect. And will there be any change in your CapEx plan in addition to the change in the share repurchase?

Brad Richmond - Darden Restaurants - SVP, CFO

There will be no change in the CapEx from Darden. Obviously as we combine the two companies we'll continue on with RARE's pace. We talked earlier about their pace in development and at this point we see no changes to theirs either.

Rachel Rothman - Merrill Lynch - Analyst

And then conceptually, can you just talk about -- I know you guys highlighted the desire to drive sales growth or top-line growth, but to a large extent I think your out-performance in terms of total shareholder return has been due to your under performance in top-line growth. You've actually had a strong focus on driving return margin expansion and new unit productivity rather than just top-line growth. Can you talk about why now the focus on top-line growth?

Clarence Otis - Darden Restaurants - Chairman, CEO

We think top-line growth adds to the story. We're not going to be any less focused on managing margin. We invest a lot of money in expanding our margins, and so we invest in our supply chain. We think it is a competitively superior supply chain; we've got technology investments that we make to drive margin improvement. We think that the RARE concepts will benefit on both those scores to help margins beyond some of the more obvious cost synergies, and that will continue to be a focus. We believe a competitively superior support infrastructure is critical and that those investments pay off and that will continue. And then we think the foundation of strength in this business is same restaurant vibrancy. And so that focus will not change.

Rachel Rothman - Merrill Lynch - Analyst

Do you see this changing the risk profile at all?

Clarence Otis - Darden Restaurants - Chairman, CEO

We do. We actually think that with more balanced sales growth we reduce the risk. Right now because we have such a significant percentage of our total sales growth coming from same restaurant sales that we're tethered to external environment a little bit more than we might if we had new

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock restaurant growth as a bigger part of the mix. And so we think it actually puts our destiny a little bit more in our hands and a little bit less tethered to the macroeconomic environment.

Rachel Rothman - Merrill Lynch - Analyst

Perfect. Thank you so much.

Operator

Robert Derrington, Morgan Keegan.

Robert Derrington - Morgan Keegan - Analyst

Clarence, if I could ask your vision -- typically the Company likes to look at the psychographic profile of its different brands and how they don't necessarily compete with one another. When you look at the vision or the Company's vision of the positioning for the LongHorn concept, how do you see that evolving so that it doesn't necessarily compete obviously with the general price range of a Red Lobster or an Olive Garden user? Do you anticipate taking it upstream a little bit?

Clarence Otis - Darden Restaurants - Chairman, CEO

I think it's less about whether they compete and more about whether they complement is how we think about it. And so if you look at Red Lobster and Olive Garden and the kinds of dining occasions that they are appropriate for, they are appropriate for very similar dining occasions. But we've got a consumer that is variety seeking, and so they're not going to spend all of those occasions with Red Lobster, they're not going to spend all of them with Olive Garden, they'll have a rotation that may have five restaurant chains in it and our goal is to be two of those five with those two concepts.

And we've done a pretty good job of that. And so even though they're appropriate for very similar kinds of occasions and we put them next to each other as often as we can, I think we've got shared parking lots with at least 300 restaurants on each side, they still have both grown and thrived. And so that's a little bit of how we think about it. I'd say as we look at LongHorn I think the occasion overlap with Olive Garden or Red Lobster is quite strong. And so the key there is really now we've got the opportunity to capture more of those occasions, to be the top three restaurants in somebody's rotation.

And those occasions make up a lot of the casual dining category. Away from those occasions that are captured by these kinds of restaurants, the next biggest category of occasions is probably those that are captured by bar and grill. Even more competitive, similar size in terms of the market, but even more players. This one is more under penetrated and we feel pretty good about it.

Then from a Capital Grille perspective we've got occasions and consumers that are fundamentally different than what we're capturing with LongHorn, Olive Garden, Red Lobster. And so that's an unduplicated set of occasions and customers. It really expands the business and we think there's significant opportunity there which is why we started down the path with Seasons 52.

Unidentified Company Representative

I'd amplify what Clarence said a little bit, that we view the occasion overlap as a good thing because that's where the bulk of the business is and that's where the bulk of the growth opportunity for LongHorn is. And our focus going forward is to make sure that LongHorn continues to stay a very differentiated brand that delivers a differentiated guest experience in that space, as Phil and Jean already talked about.

Robert Derrington - Morgan Keegan - Analyst

A quick follow-up if I may. When you look at the positioning of the concept, historically Olive Garden and Red Lobster have been very effective at mining a lower check average experience in tough times. Is there an opportunity there as well with LongHorn per se?

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Clarence Otis - Darden Restaurants - Chairman, CEO

Absolutely. I mean, LongHorn has a broad appeal. From an income demographic perspective it has a check that's lower than Red Lobster. So less of a challenge on that score. And then we think there's an opportunity with lunch which is probably where they differ from the other two more.

Robert Derrington - Morgan Keegan - Analyst

Great, thank you.

Operator

Louis Sarkes, Chesapeake Partners.

Louis Sarkes - Chesapeake Partners - Analyst

My question is on the transaction. Is there a market out on the tender offer? For example, if the -- that's my question?

Clarence Otis - Darden Restaurants - Chairman, CEO

If you could just be specific about what you mean by a market out on the tender offer.

Louis Sarkes - Chesapeake Partners - Analyst

Sure, if the shares move by some amount is there an out for the buyer, for Darden?

Clarence Otis - Darden Restaurants - Chairman, CEO

No.

Louis Sarkes - Chesapeake Partners - Analyst

Okay, thank you very much.

Clarence Otis - Darden Restaurants - Chairman, CEO

Before we get off, I'm not quite sure I understood that last question. I mean, the tender offer price is $38.15 and so that will be the price of the tender offer, it doesn't change.

Operator

Would like me to bring that caller back on.

Clarence Otis - Darden Restaurants - Chairman, CEO

Sure.

Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

One moment. Mr. Sarkes, your line is open again.

Louis Sarkes - Chesapeake Partners - Analyst

If the RARE price moves, the RARE stock price falls or if the Darden price falls by a significant amount will it nullify the deal? That's the question.

Unidentified Company Representative

No, it's a cash offer from the Darden perspective so our stock price is not in the mix and the tender offer is $30.15.

Louis Sarkes - Chesapeake Partners - Analyst

So neither the buyer nor the seller stock price has any effect on the deal?

Unidentified Company Representative

No.

Louis Sarkes - Chesapeake Partners - Analyst

Okay, thank you.

Operator

Joe Buckley.

Joe Buckley - Bear Stearns - Analyst

Thank you. First a question on the deal also. Are there any break-up fees involved if for some reason either party has a change of heart or something unforeseen occurs?

Clarence Otis - Darden Restaurants - Chairman, CEO

There is a break-up fee involved, although it's less about change of heart. But the details are I think in the press release.

Joe Buckley - Bear Stearns - Analyst

Okay. And then, as you described your acquisition goals you talked about having a desire to buy something that was one-third or less built out, are you implying you think LongHorn can be close to a 900 unit concept?

Clarence Otis - Darden Restaurants - Chairman, CEO

We think LongHorn has the opportunity to be at a scale of an Olive Garden or Red Lobster and it'll take a while to get there. And so those companies are currently 600 to 700. We've talked about their ultimate unit potential being 800 or north. And so, yes, we feel pretty good about its long-term prospects.

Joe Buckley - Bear Stearns - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Okay. And then it sounds like the way you described it this was an unsolicited bid by Darden. Could you talk about how you arrived at your price? It seems rather rich given current market conditions and given where RARE was trading?

Clarence Otis - Darden Restaurants - Chairman, CEO

We've been really looking at RARE for a quite a while. And as we think about it we start with what's the value of the transaction given our assumptions about cash flows which is ultimately about unit volumes and cost including the synergies that we've talked about. And so we had a view of what was an attractive valuation to create value for Darden's shareholders and this price really reflects that.

I think when we look at premium, that has to do really with some other factors, where the market has been, the overall market has been trading down, casual dining stocks have been under pressure because of sentiment about the Group, RARE in particular has been under pressure because of concerns about beef costs. But as we look at all of that and forecast out the cash flows we think that the price that we put on the table is the right price.

In terms of the premium, it's been a volatile market. This is a stock that over the last year has averaged about $30. It's a stock that traded over $30 just last week and today is where it is and that drives the printed premium. But the same thing with our stock; we've got a stock that traded over 47 a couple of months ago and traded under 40 yesterday even though our business has strengthened over the last two months. And so can't control the market, but what we can control is really the cash flows and as we look at those we think that this price is the right price.

Joe Buckley - Bear Stearns - Analyst

One last one. Back in January at your analyst meeting you talked, at least in the near-term, about a concern of the consumers shifting to food at home sources. This acquisition would seem to indicate you're not overly concerned about that. Could you update us on your thoughts on that topic?

Unidentified Company Representative

Yes, we think that to the extent that there's been any shift it reflects current period discretionary income pressures and that if people are shifting food to at home prep it's because they are facing those pressures. If they had their choice they'd rather eat out. And so we don't see anything structural that changes the dining out dynamics.

Joe Buckley - Bear Stearns - Analyst

Okay, thank you.

Operator

Steve Kron, Goldman Sachs.

Steve Kron - Goldman Sachs - Analyst

Maybe, Brad, can you talk a little bit about how the commodity costs break out by commodity, how that's going to shift post transaction?

Brad Richmond - Darden Restaurants - SVP, CFO

We would really be updating that in September as we get more information to share at that point in time. We do believe, as Clarence mentioned earlier, there are some synergies in the whole supply chain management there and so we'll be able to share more come September.

Steve Kron - Goldman Sachs - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Would beef be the single biggest commodity or would that still trail some of the other?

Brad Richmond - Darden Restaurants - SVP, CFO

That would still trail some of the others. Yes, I mean seafood clearly continues on a dollar cost basis. Maybe Phil would talk about how -- or Doug -- what percentage of your commodity cost is beef and that might give you some sense of that.

Doug Benn - RARE Hospitality - EVP, Finance and CFO

Sure. If you look at the cost of sales at RARE Hospitality, between 42 and 44% is beef. So if you did some math based on our sales and Darden's sales you could get a rough idea of what the post transaction mix would be.

Steve Kron - Goldman Sachs - Analyst

That's helpful. Secondly, you talked about the $40 million of cost synergies needed for year two. To get to neutral for '08 what are you assuming there from a cost save standpoint?

Brad Richmond - Darden Restaurants - SVP, CFO

In the current year probably in the upper single digit million dollar range is what we're looking for.

Steve Kron - Goldman Sachs - Analyst

Okay. And then I guess lastly, Clarence, you talked about this a little bit, but from a real estate selection standpoint, obviously Olive Garden and Red Lobster, as you mentioned, you try to get them on the same footprint whenever possible. When you think about LongHorn in the context of your comments around occasions is that going to be the similar strategy there? And if you look at the Smokey Bones units that haven't been sold at this point are there opportunities to convert?

Clarence Otis - Darden Restaurants - Chairman, CEO

We've still got work to do to understand what the ultimate strategy would be. I'd say directionally that makes sense. And then as we look at the portfolio of closed Smokey Bones, some of those will make sense.

Unidentified Company Representative

Clarence, I might also add that from a compatibility standpoint you mentioned Olive Garden and Red Lobster being on the same paths. We have a number of locations where there's an Olive Garden, Red Lobster or LongHorn right next to each other and they all are quite compatible.

Steve Kron - Goldman Sachs - Analyst

Okay, great.

Matthew Stroud - Darden Restaurants - VP, IR

Tom, we have time for one more question this morning.

Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

Diane Campbell, JPMorgan.

Sean Ivan - JPMorgan - Analyst

It's [Sean Ivan] actually. I guess the call has been long for me to be asking this question, but it was generally believed on the Street that you would have Red Lobster being pretty sewn up from a stability perspective and even a growth and comp perspective for you to be acquiring something else. Do you think the turnaround at Red Lobster has now happened and we can now consistently count on positive traffic for at least the foreseeable quarters going forward?

Clarence Otis - Darden Restaurants - Chairman, CEO

Well, we don't want to talk too far out about Red Lobster's traffic. I would say as we look at Olive Garden and Red Lobster we've talked about 2 to 4% combined and Red Lobster being a pretty important part of that 2 to 4% so we feel pretty good about that. And Red Lobster has been outperforming the industry benchmark for some time now. And so certainly it's been depressed from where it might be by the total consumer environment, but on a relative basis very solid. So we do think that Red Lobster is well on its way to where it needs to be. And as a result of that we've talked about the fact that we're building the new restaurant pipeline at Red Lobster.

Sean Ivan - JPMorgan - Analyst

Okay, that's it for me. Thanks.

Clarence Otis - Darden Restaurants - Chairman, CEO

Okay. Let me just conclude by really taking a moment to recognize the RARE leaders who are here with us today -- Phil Hickey, Doug Benn, Gene Lee -- and these are folks who have built a great company and that's reflected in the results. They've also built a great culture and that's reflected really in how they've gotten those results and we're delighted that Phil is going to play an important role over the next year as advisor to me and to this leadership team. And that Doug is also going to play a critical as a leader on the transition and integration effort and that Gene is taking an exciting leadership role here leading some very important and exciting concepts. And so I do want to take a moment to recognize them and to welcome them. And with that, thank you all for your time and attention this morning. Matthew?

Matthew Stroud - Darden Restaurants - VP, IR

Thanks everybody for being with us. If we didn't get your questions this morning we apologize. We'll be here in Orlando of course and the RARE team will be heading back to Atlanta sometime today if you want to get hold of them. And we look forward to speaking with you in September.

Operator

Ladies and gentlemen, this conference will be available for replay after 12 noon until August 24th at midnight. You may access the AT&T executive playback service at any time by dialing 1-800-475-6701 and entering the access code of 884-087. International participants dial 1-320-365-3844. Those numbers once again are 1-800-475-6701; international participants dial 1-320-365-3844, please enter the access code of 884-087. That does conclude our conference for today. Thank you for your participation and for using the AT&T executive teleconference. You may now disconnect.

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 17. 2007 / 8:30AM ET, DRI - Darden Restaurants, Inc. and RARE Hospitality International, Inc. Conference Call to Announce a
Definitive Agreement Under Which Darden will Purchase RARE's Outstanding Common Stock

D I S C L A I M E R

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	22

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.